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                                                                     EXHIBIT 4.4

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Second Amendment") is entered into as of the 30th day of October, 2002, by and between Zonagen, Inc., a Delaware corporation (the "Company"), and Computershare Investor Services, LLC ("Rights Agent"), and amends that certain Rights Agreement dated as of September 1, 1999 and amended as of September 6, 2002 by and between the Company and the Rights Agent.

                                    RECITALS

         WHEREAS, the Company and Rights Agent are parties to a Rights Agreement dated as of September 1, 1999, as amended by a First Amendment to Rights Agreement dated September 6, 2002 (as amended, the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  "(p) Exempt Person" shall mean (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or
                  (iv) Lavipharm S.A., a Greek corporation ("Lavipharm Greece"), Lavipharm Group Holding S.A., a Luxembourg corporation (together with Lavipharm Greece, the "Lavipharm Stockholders"), and any Affiliate or Associate of a Lavipharm Stockholder."

         2. Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

                  Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and no Rights shall be exercisable pursuant to any provision of this Agreement solely by reason of (i) (x) the approval, execution or delivery of, (y) consummation of the transactions contemplated under, or (z) the issuance to the Lavipharm Stockholders of Common Shares pursuant to, the Agreement and Plan of Merger, dated as of October 30, 2002, among the Company, Lavipharm Corp., a Delaware corporation, and the Lavipharm Stockholders, as the same may be amended from time to time in accordance with its terms or (ii) any other acquisition of, or agreement to acquire, Common Shares by a Lavipharm Stockholder or any Affiliate or Associate thereof.


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         3. The Recitals set forth at the beginning of this Second Amendment are incorporated herein.

         4. Except as amended by this Second Amendment, the Rights Agreement shall remain in full force and effect.

         5. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Second Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed and attested, all as of the day and year first above written.

                                          COMPUTERSHARE INVESTOR
                                          SERVICES LLC, as Rights Agent


                                          By:    /s/ Keith A. Bradley
                                             -----------------------------------
                                                 Keith A. Bradley, Director,
                                                 Client Services

                                          ZONAGEN, INC.


                                          By:    /s/ Joseph S. Podolski
                                             -----------------------------------
                                                 Joseph Podolski, President and
                                                 Chief Executive Officer



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